LINENS 'N THINGS, INC.
                                 6 Brighton Road
                            Clifton, New Jersey 07015

                                 -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

                                 -------------

To Linens 'n Things, Inc. Shareholders:

      The Annual Meeting of Shareholders of Linens 'n Things, Inc., a Delaware corporation, will be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey, on Tuesday, May 5, 1998, at 10:30 a.m., for the following purposes:

         1. To elect one director for a three year term.

         2. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

      Shareholders of record at the close of business on March 17, 1998 are entitled to notice of and to vote at the Annual Meeting or at any postponement or adjournment thereof.

                                   By order of the Board of Directors,

                                   /s/BRIAN D. SILVA
                                   BRIAN D. SILVA
                                   Secretary

March 26, 1998

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.
--------------------------------------------------------------------------------

                             LINENS 'N THINGS, INC.
                                 6 Brighton Road
                            Clifton, New Jersey 07015

                                 -------------

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 5, 1998

                                 -------------

                                 PROXY STATEMENT

    This Proxy Statement is being furnished to the shareholders of Linens 'n Things, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 5, 1998, at 10:30 a.m., at 6 Brighton Road, Clifton, New Jersey and at any and all postponements or adjournments thereof (the "Annual Meeting"). At the Annual Meeting, shareholders of the Company are being asked to consider and vote on the election of one director for a three year term.

      This Proxy Statement, Notice of Meeting and accompanying proxy are first being mailed to shareholders on or about April 1, 1998.

                                     GENERAL

      The holders of shares of the Company's Common Stock of record at the close of business on March 17, 1998 are entitled to vote such shares at the Annual Meeting. On March 17, 1998, there were outstanding 19,430,519 shares of Common Stock. The presence in person or by proxy of the holders of a majority of the shares outstanding on the record date is necessary to constitute a quorum for the transaction of business.

      Each shareholder is entitled to one vote, in person or by proxy, for each share of Common Stock held as of the record date on each matter to be voted on at the Annual Meeting. Directors are elected by the affirmative vote of a plurality of the votes cast at the Annual Meeting and entitled to vote.

      Abstentions and broker non-votes will be included in determining the number of shares present or represented at the Annual Meeting for purposes of determining whether a quorum exists. In determining whether a particular proposal submitted to shareholders has received the requisite votes for approval, abstentions are counted and will have the same effect as a vote against the proposal, and broker non-votes are not counted and will have no effect on the outcome of that vote. However, neither abstentions nor broker non-votes are counted as votes cast in connection with determining the plurality required to elect directors and will have no effect on the outcome of that vote. Broker non-votes occur when a broker nominee does not vote on one or more matters at the meeting because it has not received voting instructions from the beneficial owner and does not have discretionary authority to vote on such matter.

      Shares of Common Stock represented by a proxy received in time for the Annual Meeting and properly executed will be voted as specified in the proxy, unless the proxy has previously been revoked. Unless contrary instructions are given in the proxy, it will be voted for the person designated in the proxy as the Board of Directors' nominee for director and, with respect to any other matters properly submitted to shareholders at the Annual Meeting, as recommended by the Board of Directors or, if no recommendation is given, in its discretion.

      A proxy may be revoked by filing with the Secretary of the Company, prior to the exercise of such proxy, either a written revocation of that proxy or a new proxy bearing a later date. A proxy may also be revoked by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of a proxy.

      This proxy solicitation is being made on behalf of the Company and the expense of preparing, printing and mailing this Proxy Statement and proxy is being paid by the Company. In addition to use of the mails, proxies may be solicited personally or by telephone, telefax or telex by regular employees of the Company without additional compensation. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of Common Stock.

                                     ITEM 1

                            ELECTION OF ONE DIRECTOR

      General. The Board of Directors currently consists of five members and is divided into three classes approximately equal in size. Directors are generally elected for three-year terms on a staggered term basis, so that the term of office of one class will expire each year and the terms of office of the other classes will extend for additional periods of one and two years respectively. This year's nominee has been nominated to serve for a three-year term expiring in the year 2001. The Company has inquired of such nominee and determined that he will serve if elected. If the nominee is not available for election for any reason, which is not expected, the proxy committee would vote for such substitute nominee as may be recommended by the Board of Directors.

      The nominee to the Board of Directors at this Annual Meeting is a current director of the Company. Set forth below is a brief description of the background of the nominee for election to the Board of Directors at this Annual Meeting. Also set forth below are the existing directors whose terms of office extend beyond this Annual Meeting. The Board of Directors recommends that shareholders vote "FOR" the Company's nominee for director.

                   Nominee for Election at the Annual Meeting

STANLEY P. GOLDSTEIN                                 Director since October 1996

      Mr. Goldstein, age 63, is Chairman and Chief Executive Officer of CVS Corporation ("CVS") (formerly known as Melville Corporation). Mr. Goldstein co-founded Consumer Value Stores, a retail drug store chain, in 1963. CVS was acquired by Melville Corporation in 1969, at which time Mr. Goldstein became President of the CVS Division of Melville Corporation. In 1984 he was appointed Executive Vice President of Melville Corporation, in January 1986, President of Melville Corporation and in January 1987, Chairman and Chief Executive Officer of Melville Corporation. Mr. Goldstein is on the board of directors of CVS, Bell Atlantic Corporation and Footstar, Inc. and on the board of overseers of The Wharton School, University of Pennsylvania.

                  Directors Whose Terms Do Not Expire this Year

NORMAN AXELROD                                     Director since September 1996

      Mr. Axelrod, age 45, has been Chairman, Chief Executive Officer and President of the Company since 1997 and President and Chief Executive Officer of the Company since 1988. Mr. Axelrod's term as a director of the Company expires in 1999. Prior to joining Linens 'n Things, Mr. Axelrod held various management positions at Bloomingdale's between 1976 and 1988 including: Buyer, Divisional Merchandise Manager, Vice President/Merchandise Manager and Senior Vice President/General Merchandise Manager.

PHILIP E. BEEKMAN                                    Director since January 1997

      Mr. Beekman, age 66, is currently President of Owl Hollow Enterprises, Inc., a consulting and investment company. Mr. Beekman's term as a director of the Company expires in 2000. From 1986 to 1994, Mr. Beekman was Chairman of the Board and Chief Executive Officer of Hook SupeRx, Inc., a retail drug store chain. Prior to that he was President and Chief Operating Officer of Seagram Company Limited. Mr. Beekman is also a director of General Chemical Group, Inc., BT Office Products International, Consolidated Cigar Corporation, Kendle Company International and the Ladies Professional Golf Association.

HAROLD F. COMPTON                                      Director since March 1998

      Mr. Compton, age 50, is President and Chief Operating Officer of CompUSA Stores Inc. ("CompUSA Stores") and Executive Vice President and Chief Operating Officer of CompUSA Inc. ("CompUSA"). Mr. Compton was elected as a director by the Board in March 1998 and his term as a director of the

Company expires in 2000. Mr. Compton joined CompUSA in 1994 as Executive Vice President - Operations, becoming Chief Operating Officer in January 1995 and President of CompUSA Stores in July 1996. From December 1993 to August 1994 he served as President and Chief Operating Officer of Central Electric, Inc. and from 1989 to 1993 he served as Executive Vice President - Operations and Human Resources and Director of Stores for HomeBase. Mr. Compton is also a director of Jumbo Sports, Inc. and Stage Stores, Inc.

CHARLES C. CONAWAY                                 Director since September 1996

      Mr. Conaway, age 37, is Executive Vice President and Chief Financial Officer of CVS. Mr. Conaway's term as director of the Company expires in 1999. Prior to joining CVS, he held the position of Executive Vice President and Chief Operating Officer for Reliable Drug Stores, Inc. Mr. Conaway joined CVS in 1992 as the Senior Vice President, Pharmacy, and has held his current positions since 1995. Mr. Conaway is also a director of Health Care Market Research Corporation.

      Director Compensation - Attendance; Committees. Directors who are not employees of the Company are paid an annual retainer of $10,000 which may be taken either in cash or Company Common Stock. Each director has currently elected to accept such retainer in the form of Common Stock. Non-employee directors are also eligible to participate in the 1996 Non-Employee Director Stock Plan. Under the 1996 Non-Employee Director Stock Plan, each non-employee director had received an option grant to purchase 7,000 shares of the Company's Common Stock as of the date of the Company's November 1996 initial public offering ("IPO") or, if later, the date of such director's first election to the Board of Directors. The Board of Directors had reduced the amount of the initial option grant from options to purchase 7,000 shares to options to purchase 3,000 shares, which Mr. Compton received upon his election to the Board. In addition, each non-employee director is currently entitled to receive an option grant to purchase up to 1,000 shares of the Company's Common Stock on the date of each Annual Meeting.

      The 1996 Non-Employee Director Stock Plan had also provided for automatic grants of up to 700 stock units ("Stock Units") to each non-employee director on the date of the IPO or, if later, the date of such director's first election to the Board of Directors and thereafter on the date of each Annual Meeting. In 1998, the Board of Directors reduced the annual grant to 200 Stock Units. Each Stock Unit represents the right to receive one share of Common Stock at the end of a specified period. One-half of such Stock Units will be paid six months and a day after the grant date and the other half on the date of the next Annual Meeting, provided that on such date the non-employee director has not ceased to serve as a director for any reason other than death, disability, or retirement at or after attaining age 65.

      The Board of Directors held four meetings in 1997. The Audit Committee held three meetings and the Compensation Committee held two meetings in 1997. There is no standing nominating committee. Each director attended 100% of the meetings of the Board of Directors and of the Committees of which he was a member. Messrs. Goldstein, Conaway and Compton are the current members of the Compensation Committee. Messrs. Beekman and Conaway are the current members of the Audit Committee.

      Audit Committee. The Audit Committee is intended to function as a communication point among non-Audit Committee directors, internal auditors, the independent auditors and Company management as their respective duties relate to financial accounting, reporting and internal controls. The Audit Committee is also intended to assist the Board of Directors in fulfilling its responsibility with respect to accounting policies, internal controls, financial and operating controls, standards of corporate conduct and performance, and reporting practices of the Company and the sufficiency of auditing. Mr. Beekman is Chairman of the Audit Committee.

      Compensation Committee. The principal responsibilities of the Compensation Committee include the determination and administration of compensation for the senior officers of the Company and other key members of the Company's management, including salary and incentive based plans and ongoing review, in consultation with the Company's executive management and the Board of Directors, of the policies relating to compensation of the Company's senior officers and other key members of the Company's management. Mr. Goldstein is Chairman of the Compensation Committee.

                             EXECUTIVE COMPENSATION

      The following table sets forth information on compensation by the Company's Chairman, Chief Executive Officer and President, the four other most highly compensated executive officers of the Company, and Mr. Tomaszewski who was an executive officer of the Company prior to fiscal year end.

                           SUMMARY COMPENSATION TABLE

                                                                      Long Term Compensation
                                                                  ------------------------------
                                            Annual Compensation               Awards
                                          ----------------------  ------------------------------
                                                                                    Number of
                                                                   Restricted      Securities         All Other
    Name and Principal            Fiscal                             Stock     Underlying Options/   Compensation
         Position                  Year   Salary ($)    Bonus ($)  Award(s) ($)       SARs #             ($)
     -----------------             -----   --------     --------   ------------  ----------------   -------------
Norman Axelrod, Chairman,          1997    496,920      513,838         0           150,000            9,500(5)
   Chief Executive                 1996    475,000       65,313      999,353(1)     385,355            3,167(6)
   Officer and President           1995    455,000         0         750,004(2)      75,069(3)(4)      6,918(7)

Steven B. Silverstein, Senior      1997    282,310      210,900         0            30,000            9,500(5)
   Vice President, General         1996    275,000       27,500      290,438(1)      75,000            3,167(6)
   Merchandise Manager             1995    265,000         0         200,031(2)      23,098(3)(4)      7,069(7)

Hugh J. Scullin,                   1997    213,650      159,100         0            15,000            9,500(5)
   Senior Vice President,          1996    210,000       21,000      174,263(1)      45,000            3,167(6)
   Store Operations                1995    210,000         0            0             6,929(3)(4)      8,519(7)

Brian D. Silva, Senior             1997    191,210      148,000         0            18,000            9,500(5)
   Vice President, Human
   Resources, and Secretary

William T. Giles                   1997    163,210       96,971         0            15,000            9,500(5)
   Chief Financial Officer

James M. Tomaszewski, Senior       1997    289,620      200,200         0              0               9,500(5)
   Vice President, Chief           1996    279,000       27,900      290,438(1)      75,000            1,357(6)
   Financial Officer               1995    264,000         0         100,016(2)      17,324(3)(4)      5,373(7)

---------------------
(1) Valuation of the restricted stock awards in the above table is based on the IPO price of $15.50, net of consideration paid of $0.01 per share. The number and value of the restricted stock holdings at the end of fiscal 1997 for each of the named executives are: Mr. Axelrod, 48,387 shares, $2,110,399; Mr. Silverstein 14,063 shares, $613,358; Mr. Scullin 8,438 shares,  $368,023;  Mr. Silva 5,625  shares,  $245,334 and Mr. Giles 5,625 shares, $245,334. The foregoing values are calculated by multiplying the total number of restricted shares by the closing price of the Company's Common Stock on the last day of fiscal 1997, $43.625, net of consideration paid of $0.01 per share. Shares of restricted stock vest 25% on July 1, 1997, July 1, 1998, July 1, 1999 and July 1, 2000. Holders of restricted stock are entitled to receive dividends, if any, on the restricted stock. The unvested portion of Mr. Tomaszewski's restricted stock award was canceled on his separation from the Company.

(2) Represents CVS restricted stock which was subject to a four year vesting period from the date of grant, April 11, 1995. As of the date of the Company's IPO on November 26, 1996, Messrs. Silverstein and Tomaszewski elected to surrender 6,182 and 3,091 shares of CVS restricted stock, respectively, with a value of $259,644 and $129,822, respectively (based on the value of CVS common stock on the IPO date of $42.00) for an equivalent number of vested CVS share units payable on November 26, 1999. With respect to Mr. Axelrod, all remaining shares of CVS restricted stock became immediately vested in connection with the IPO and along with certain stock options and accumulated pension benefits, were terminated and a deferred compensation account was established for him in lieu thereof. See "Employment Agreements and Change in Control Agreements."

(3) These options were granted to buy CVS common stock which became exercisable in one-third increments over a three year period, except for Mr. Scullin who received a grant which was exercisable one year after the grant date. An additional one-third of the options granted to Messrs. Silverstein and Tomaszewski became vested and were exercisable for approximately a 90-day period following the IPO at which time the exercise period expired. In the case of Mr. Scullin, his options were fully exercisable for approximately a 90-day period following the IPO. In the case of Mr. Axelrod, his options are fully exercisable until December 31, 1999. See footnote (1) to the table entitled "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" for a description of option exercises in fiscal 1997. Except for Mr. Axelrod, all CVS options were canceled following the expiration of the 90-day period after the IPO.

(4) The information shown in the table reflects the spin-off by CVS of Footstar, Inc. in October 1996 which resulted in (i) reducing the exercise price of the options to buy CVS common stock to 86.59% of the original exercise price and increasing the number of securities underlying such options by 15.49%; and (ii) increasing the number of shares of restricted stock by 15.49%.

(5) Represents amounts contributed under the Company's 401(k) profit sharing plan in 1997, including certain allocations made in 1998 which are attributable to the 1997 plan year.

(6) Represents amounts contributed under the CVS 401(k) profit sharing plan from January through November 1996.

(7) Represents $3,918, $4,069, $5,519 and $2,373 contributed under the CVS 401(k) profit sharing plan for Messrs. Axelrod, Silverstein, Scullin and Tomaszewski, respectively, and shares of CVS common stock with a value of $3,000 contributed under the CVS employee stock ownership plan for each of the named executives.

      Option Grants in Last Fiscal Year. The table below sets forth certain information concerning stock options granted during 1997 by the Company to the named executive officers. The hypothetical present values on date of grant shown in the last column for stock options granted in 1997 are presented pursuant to the rules of the Securities and Exchange Commission (the "SEC") and are calculated under the modified Black-Scholes Model for pricing options. The Company is not aware of any model or formula which will determine with reasonable accuracy a present value for stock options. The actual before-tax amount, if any, realized upon the exercise of stock options will depend on the excess, if any, of the market price of the Company's Common Stock over the exercise price per share of Common Stock of the option at the time the stock option is exercised. There is no assurance that the hypothetical present values of the stock options reflected in this table will be realized. No stock appreciation rights ("SARs") have been granted or are outstanding.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                          Individual Grants
                                     ----------------------------------------------------------
                                        Number of      Percent of
                                       Securities    Total Options                                  Grant Date
                                       Underlying      Granted to   Exercise or                       Present
                                     Options Granted  Employees in  Base Price     Expiration          Value
        Name(1)                          (#)(2)        Fiscal Year   ($/Share)        Date            ($)(3)
       --------                      --------------   -------------  --------       ---------       -----------
Norman Axelrod.......................    150,000            40         34.875       11/26/2007       2,416,500
Steven B. Silverstein................     30,000             8         34.875       11/26/2007         483,300
Hugh J. Scullin......................     15,000             4         34.875       11/26/2007         241,650
Brian D. Silva.......................     18,000             5         34.875       11/26/2007         289,980
William T. Giles.....................     15,000             4         34.875       11/26/2007         241,650

------------
(1)   No options were granted to Mr. Tomaszewski in 1997.

(2) These options were granted under the 1996 Incentive Compensation Plan at fair market value and vest and become exercisable with respect to 25% of the underlying shares in annual increments beginning one year from the grant date.

(3) The hypothetical present values on grant date are calculated under the modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. Factors used to value options granted include the stock's expected volatility rate (45%), risk free rate of return (5.7%), dividend yield (0%), projected time of exercise (5 years) and projected risk of forfeiture and non-marketability for the vesting period (2.5% per annum).

      Option Exercises and Year-End Option Holdings. The following table shows information regarding option exercises during 1997 as well as 1997 year-end option holdings for each of the named executive officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                       Value of Unexercised
                                       Shares                Number of Securities          In-the-Money
                                      Acquired              Underlying Unexercised         Options/SARs
                                         on         Value  Options/SARs at FY- End         at FY-End ($)
                                      Exercise    Realized     (#) Exercisable/            Exercisable/
         Name                            (#)         ($)       Unexercisable(1)          Unexercisable(1)
         -----                        --------     -------  -----------------------    ---------------------
Norman Axelrod......................      0           0           96,338/439,017         2,709,506/9,441,082
Steven B. Silverstein...............      0           0           18,750/86,250            527,344/1,844,531
Hugh J. Scullin.....................      0           0           11,250/48,750            316,406/1,080,469
Brian D. Silva......................      0           0            7,500/40,500            210,938/790,313
William T. Giles....................      0           0            7,500/37,500            210,938/764,063
James M. Tomaszewski................      0           0           18,750/0(2)              527,344/0(2)

-------------
(1) Mr. Axelrod also has outstanding options to purchase shares of CVS common stock received from CVS prior to the Company's IPO. As of December 31, 1997, Mr. Axelrod had 75,069 exercisable options to purchase shares of CVS common stock and no unexercisable options. The value of unexercised, in-the-money options as of December 31, 1997, measured against the closing price of CVS common stock of $64.0625 was $2,379,687. Mr. Axelrod did not exercise any of the CVS options during the 1997 fiscal year. The information in this footnote reflects the spin-off by CVS of Footstar, Inc. in October 1996 which resulted in reducing the exercise price of the options to buy CVS common stock to 86.59% of the original exercise price and increasing the number of securities underlying such options by 15.49%. In 1997, Messrs. Silverstein, Scullin, Silva, Giles and Tomaszewski exercised CVS options to purchase 25,212, 12,705, 2,080, 6,352 and 20,210 shares of CVS stock, respectively, resulting in a value realized of $249,466, $75,330, $29,272, $64,698 and $233,273, respectively.

(2) On the date of his separation from the Company in December 1997, Mr. Tomaszewski had vested options to purchase 18,750 shares of the Company's Common Stock which are exercisable until December 1, 1998. The remainder of his options were unvested on such date and were canceled.

     Employment Agreements and Change in Control Agreements. The Company entered into employment agreements with Messrs. Axelrod, Silverstein, Scullin and Tomaszewski (each referred to individually as an "Employment Agreement"). The following briefly summarizes the principal terms of the Employment Agreements.

     The period of employment under the Employment Agreements extends initially for four years subject to automatic one-year extensions at the end of the initial term unless either party gives notice of non-renewal at least 180 days prior to expiration of the term. The Employment Agreements generally provide for payment of an annual base salary that will be reviewed each year, but may not be decreased from the amount in effect in the previous year, and there is an annual target bonus of a minimum of 55% and a maximum of 110% of base salary for Mr. Axelrod and 40% of base salary for the other named executive officers.

     The Employment Agreements generally provide for (i) continued payment of base salary, incentive compensation, and other benefits for 24 months in the case of Mr. Axelrod and for 12 months in the case of the other executives in the event the executive's employment is terminated other than in connection with a termination by the Company for "cause" or voluntary termination by the executive without "good reason"; (ii) other restrictive covenants including non-disclosure, non-solicitation of employees and availability for litigation support; (iii) participation in certain benefit plans and programs (including retirement benefits, disability and life insurance, and medical benefits); (iv) annual and long-term incentive compensation opportunities; and (v) deferred compensation arrangements. Mr. Axelrod also received from CVS an initial crediting to a deferred compensation account of approximately $2.2 million in lieu of certain accumulated pension benefits, outstanding CVS restricted stock awards and outstanding CVS stock options.

     Upon Mr. Tomaszewski's separation from the Company in December 1997, he was entitled to receive a continuation of base salary for one year, incentive compensation for fiscal 1997 equal to 40% of base salary as well as an additional 30% of base salary, and benefits for one year pursuant to the terms of his Employment Agreement, including a one year period to exercise vested options.

     In the event of a "change in control," the Employment Agreements generally provide lump sum severance benefits equal to 2 times (2.99 for Mr. Axelrod) base salary and target bonus and continued participation in certain welfare benefit plans for 24 months (36 months for Mr. Axelrod). In addition, in the case of voluntary termination, the Company may elect to pay the executive over a 12 month period an amount equal to annual base salary plus target annual bonus in exchange for the executive's agreement not to compete with the Company for a period of one year. Upon a termination for cause, the executives have agreed not to compete with the Company for a period of one year.

     A "change in control" is defined to include a variety of events, including significant changes in the stock ownership of the Company or a significant subsidiary, certain changes in the Company's Board of Directors, certain mergers and consolidations of the Company or a significant subsidiary, and the sale or disposition of all or substantially all the consolidated assets of the Company. "Good reason" is defined generally as demotion, reduction in compensation, unapproved relocation in the case of Mr. Axelrod or a material breach of the Employment Agreement by the Company. "Cause" is defined generally as a breach of the restrictive covenants contained in the Employment Agreements, certain felony convictions, or willful acts or gross negligence that are materially damaging to the Company.

     If payments under the Employment Agreements following a change in control are subject to the "golden parachute" excise tax, the Company will make an additional "gross-up" payment sufficient to ensure that the net after-tax amount retained by the executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied. The Employment Agreements obligate the Company to indemnify the executives to the fullest extent permitted by law, including the advancement of expenses, and, in the case of Mr. Axelrod, generally provides that the Company will reimburse Mr. Axelrod for expenses incurred in seeking enforcement of his Employment Agreement, unless Mr. Axelrod's assertion of such rights is in bad faith or is frivolous.

Report on Compensation of Executive Officers

     Compensation decisions for the Company's Chief Executive Officer and the other named executive officers for fiscal 1997 were reviewed and determined by the Compensation Committee of the Board of Directors.

     The overall objectives of the Company's executive compensation program are to attract and retain the highest quality executives to manage and lead the Company, and to provide annual and long term incentives to management, based on both Company performance and individual performance, in order to build and sustain value for shareholders.

     The Company's executive compensation program for 1997 was reviewed and approved by the Compensation Committee of the Board of Directors. Before the 1996 IPO, a national compensation consultant was retained by the Compensation Committee to assist the Compensation Committee in reviewing competitive compensation programs for the Company. The consultant reviewed competitive compensation in connection with the Company's senior officers, including the Chief Executive Officer and each of the other named executive officers as well as other members of the management group. This review included compensation levels reported for senior executives of a survey group of 14 retailers. The survey group is not the same group of companies included in the Peer Group index set forth in the Company's Performance Graph below because, in the view of the Compensation Committee and such compensation consultant, such survey group is not necessarily the most representative group for purposes of determining competitive compensation pay practices for the senior executives. Since that time, the Compensation Committee has continued to review the competitiveness of the Company's executive compensation practices based on the original pre-IPO survey as well as its own subjective view of the appropriate level and competitiveness of such compensation levels.

     Base Salary. Based on this survey group review, base salaries for the Chief Executive Officer and the other named executives were established at approximately the mean of the range of salaries considered in the survey group, with only minor modification for fiscal 1997 made without specific reference to such survey group. Actual total remuneration levels may range below or above target in any one year and over a period of years based on performance against annual and long term goals and return to shareholders. At the time of the November 1996 IPO the Company entered into employment agreements with the Chief Executive Officer and Messrs. Scullin, Silverstein and Tomaszewski under which the minimum base pay level for each individual was established.

     Incentive Awards. The Company's incentive program provides for cash bonuses based on performance relative to predetermined objectives established for the year. For 1997, the target award was 55% for the Chief Executive Officer, 40% for Messrs. Silverstein, Scullin and Silva and 34% for Mr. Giles. Larger awards may be permitted from time to time if performance exceeds predetermined objectives. Smaller or no awards may be made if performance falls below such objectives. Eligible members of management, including the Chief Executive Officer and the other named executives, can defer receipt of a portion of their incentive award. For 1997, incentive bonuses payable to the Chief Executive Officer and the other named executives were based on specific earnings objectives established by the Compensation Committee in early 1997. Based on such goals for 1997 having been surpassed by a substantial margin, actual 1997 incentive awards were determined to be one hundred eighty-five percent of the target levels for Messrs. Axelrod, Silverstein, Scullin, Silva and Giles.

     Stock Based Compensation. The Board of Directors and the Compensation Committee are of the view that stock ownership or its equivalent by management aligns the interest of management with the Company's shareholders. Stock options are granted at fair market value and are intended to align executive compensation opportunities with shareholder returns. Stock options granted during 1997 were made at levels determined by the Board of Directors of the Company to be approximately the mean with annual stock option grants of the survey group. Stock options are intended to provide long term compensation incentive, and future grants of options or other awards will be periodically reviewed and determined by the Compensation Committee of the Board. No restricted stock awards were made in 1997.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally allows a deduction to publicly traded companies for certain qualifying performance based compensation. Section 162(m), however, disallows a deduction to the extent of excess non-performance based compensation over $1 million paid to the Chief Executive Officer or to any of the four other most highly compensated executive officers. The Company believes that Section 162(m) deduction limits for fiscal 1998 will not be applicable or, if applicable, would not be material in terms of net financial effect or number of persons covered and therefore the Company does not intend to seek to restructure any fiscal 1998 compensation arrangements. The Company and the Compensation Committee will continue to monitor this matter.

                                              Compensation Committee of the
                                              Board of Directors:

                                              Stanley P. Goldstein, Chairman
                                              Charles C. Conaway

Performance Graph

      The following graph compares the percentage change in the cumulative total shareholders' return on the Company's Common Stock on a quarterly basis from November 26, 1996, the first trading day of the Company's Common Stock, to December 31, 1997, with the cumulative total return on the Standard & Poor's Specialty Retail Index, the 14 Company Peer Group Index and the Standard & Poor's 500 Index for the same period. In accordance with the SEC rules, the returns are indexed to a value of $100 at November 26, 1996 and it is assumed that all dividends were reinvested.

      The 14 Company Peer Group Index is comprised of the following companies in the retail industry: Bed, Bath & Beyond; Bombay Company; Borders Group; Fabri-Centers of America; General Nutrition Cos.; Haverty Furniture Cos.; Lechters, Inc.; Michaels Stores, Inc.; Petsmart, Inc.; Pier 1 Imports, Inc.; Sharper Image, Inc.; Sports Authority, Inc.; Strouds, Inc. and Williams-Sonoma, Inc. The returns of each issuer in the 14 Company Peer Group Index have been weighted according to the issuer's stock market capitalization at the beginning of each period for which a return is indicated.

   [The following table was depicted as a line graph in the printed material]

                Comparison of Year End Cumulative Total Return of
       Linens 'n Things, Inc., Standard & Poor's Specialty Retail Index,
             14 Company Peer Group and Standard & Poor's 500 Index.

                                    11/26/96     12/31/96      3/29/97      6/28/97      9/27/97    12/31/97
                                    --------     --------     --------     --------      -------     -------
Linens 'n Things, Inc.                 $100         $126        $154         $182         $222        $279
S&P Specialty Retail Index              100           86          82           91           94          86
14 Company Peer Group                   100           94          96          112          122         137
S&P 500                                 100           98         102          117          125         128

      Compensation Committee Interlocks and Insider Participation. The Compensation Committee of the Board of Directors is comprised of Mr. Goldstein, Mr. Conaway and Mr. Compton. Mr. Goldstein is Chairman of the Board, Chief Executive Officer and a director of CVS and Mr. Conaway is Executive Vice President and Chief Financial Officer of CVS. Following the IPO, CVS owned approximately 32.5% of the Company's Common Stock.

     Certain Transactions With Related Parties. The Company was acquired by Melville Corporation in 1983. After the Company's IPO in November 1996, CVS, as successor in interest to Melville Corporation, retained approximately 32.5% of the Common Stock of the Company. During fiscal 1997, CVS sold substantially all of its equity interest in the Company's Common Stock in an underwritten public offering by the Company (the "CVS Offering").

     The following are summary descriptions of the terms and conditions of the Transitional Services Agreement, Stockholder Agreement, Note and Tax Disaffiliation Agreement. The descriptions do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents, which have been filed with the SEC.

     Lease Guarantees. CVS guarantees the leases of certain stores operated by the Company and, prior to the IPO, charged a fee for that service. Since the IPO, CVS has no longer charged the Company a fee for this service. Although CVS remains obligated under its existing guarantees of the Company's store leases entered into prior to the IPO, CVS will not enter into any additional guarantees of leases on behalf of the Company. The Company has agreed to indemnify CVS under the Stockholder Agreement for any losses arising in connection with such lease guarantees.

     Transitional Services Agreement. CVS and the Company entered into a transitional services agreement (the "Transitional Services Agreement") effective concurrently with the IPO under which CVS provided or caused to be provided to the Company certain specified services for a transitional period after the IPO, including check authorization and collection. The Transitional Services Agreement provides that the services would be provided in exchange for fees based on CVS's cost for such services.

     Financing. In conjunction with the IPO, the Company issued a four-year, $13.5 million subordinated note (the "Note") to CVS. The Note contained no principal amortization prior to maturity in December 2000, and required quarterly interest payments at the 90-day LIBOR rate plus the applicable spread under the Company's credit facility. The Note also provided for forgiveness by CVS, at varying amounts based upon the proceeds from any sales by CVS of the Company's Common Stock together with the market value of the Common Stock which CVS continued to own at December 31, 1997. During fiscal 1997, CVS sold 6,267,658 of its remaining shares of Common Stock (representing substantially all of its holdings). As a result of the net proceeds received, $3.5 million was forgiven and contributed as equity by CVS. In July 1997, the Company pre-paid the remaining $10 million to CVS utilizing cash flows from operations. The Note contained no prepayment penalties.

     The Stockholder Agreement. The Company and CVS entered into the Stockholder Agreement as of December 2, 1996 in connection with the IPO. The Stockholder Agreement provided that the Company and CVS will indemnify each other against certain liabilities. In addition, pursuant to the Stockholder Agreement no person or group shall acquire a majority of the beneficial ownership of the Common Stock of the Company unless (i) CVS receives prior written notice that such person or group proposes to acquire such majority beneficial ownership and
(ii) prior to such acquisition such person or group provides to CVS (unless waived by CVS in writing) a guarantee, in form and substance acceptable to CVS, of the obligations of the Company under the Stockholder Agreement to indemnify the CVS Group in respect of the CVS Lease Guarantees. Upon such person or group acquiring majority ownership, CVS may terminate the provision of any or all of its services under the Transitional Services Agreement.

     The Stockholder Agreement also provided that, at the request of CVS, the Company would use its best efforts to effect registration under the applicable federal and state securities laws of the shares of the Common Stock held by CVS in accordance with certain specified methods described in the Stockholder Agreement on up to two occasions (which included the CVS Offering), and would
take  such  other  action   necessary  to  permit
the sale thereof in other jurisdictions, subject to certain specified methods described in the Stockholder Agreement. The Company was responsible for customary registration and related expenses in connection with the CVS Offering. CVS was required to pay one-half of such expenses in connection with each demand registration requested by CVS and the excess of the Company's share of such CVS demand registration expenses over $200,000 in the aggregate.

      The Stockholder Agreement provides generally that CVS will cease to have any liability under its employee benefit plans with respect to employees and former employees of the Company after the IPO, except that (i) the full account balances of current employees of the Company in CVS's 401(k) profit sharing plan were transferred to a similar successor plan of the Company and (ii) employees of the Company were entitled to exercise applicable distribution rights under CVS's employee stock ownership plan.

      Terms of the Tax Disaffiliation Agreement. CVS and the Company entered into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") in connection with the IPO that sets forth each party's rights and obligations with respect to payments and refunds, if any, with respect to taxes for periods before and after the IPO and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

      In general, CVS is responsible for filing consolidated federal and consolidated, combined or unitary state income tax returns for periods through the date on which the IPO was completed, and paying the associated taxes. The Company will reimburse CVS for the portion of such taxes, if any, relating to the Company's businesses, provided, however, that with respect to any combined and unitary state income taxes based in part on allocation percentages, the Company will reimburse CVS for the portion of such taxes attributable to the Company's businesses' contribution to the relevant allocation percentage. The Company will be reimbursed, however, for tax attributes, such as net operating losses, when and to the extent that they are used on a consolidated, combined or unitary basis. The Company is responsible for filing, and paying the taxes associated with, all other tax returns for tax periods (or portions thereof) relating solely to the Company's businesses. CVS, however, is responsible for preparing all income tax returns to be filed by the Company for tax periods that end on or before the date on which the IPO was completed.

      In general, the Company has agreed to indemnify CVS for taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO to the extent such taxes are attributable to the Company's businesses or, in the case of any combined and unitary state income taxes based in part on allocation percentages, to the extent such taxes are attributable to the contribution of the Company's businesses to the relevant allocation percentage and CVS will agree to indemnify the Company for all other taxes relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Tax
Disaffiliation Agreement also provides that CVS will generally pay to the Company the net benefit realized by CVS relating to the Company's businesses from the carryback to tax periods or portions thereof ending on or before the completion of the IPO of certain tax attributes of the Company arising in tax periods or portions thereof beginning after the completion of the IPO.

      The Company and CVS have agreed not to take (or omit to take) any action that results in any increased liability relating to a tax period (or portion thereof) ending on or before the completion of the IPO. The Company and CVS have each agreed to indemnify the other for liabilities arising as a result of the breach of this agreement. The Company also agrees to indemnify CVS for liabilities resulting from a breach by the Company of a similar agreement and certain other agreements contained in the Tax Disaffiliation Agreement among Footstar, Inc., Melville Corporation (CVS's predecessor) and their respective affiliates, to which the Company continues to be a party.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

      Certain Beneficial Owners. The following table sets forth certain information as to beneficial ownership of each person known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company as of March 1, 1998.

Beneficial Owner                        Number of Shares       Percent of Class
---------------                         ----------------       ----------------
Putnam Investments, Inc.(1) ..........      1,666,600              8.6%
One Post Office Square
Boston, Massachusetts 02109

FMR Corp. (2) ........................      1,126,500              5.8%
82 Devonshire Street
Boston, Massachusetts 02109

--------------
(1) Based on a Report on Schedule 13G dated January 21, 1998, which was jointly filed with the SEC by Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and The Putnam Advisory Company, Inc.

(2) Based on a Report on Schedule 13G dated January 12, 1998, which was jointly filed with the SEC by Edward C. Johnson 3rd and Abigail P. Johnson.

      Stock Ownership of Directors and Executive Officers. The following table sets forth certain information as to beneficial ownership of the outstanding Common Stock of the Company as of March 1, 1998, by each director and nominee of the Company, each of the named executive officers listed in the Summary Compensation Table, and all executive officers and directors of the Company as a group. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to such shares. No director, nominee or executive officer beneficially owns more than one percent of the total outstanding Common Stock, and all directors and executive officers as a group own less than one percent of the total outstanding Common Stock.

                                                                  No. of Shares
                                                                    of Common
    Name of Beneficial Owner                                       Stock (1)(2)
    ------------------------                                       ------------
N. Axelrod ........................................................    86,154(3)
P. Beekman ........................................................     4,325
C. Conaway ........................................................     3,325
S. Goldstein ......................................................     3,325
S. Silverstein ....................................................    23,500
H. Scullin ........................................................    13,950(4)
B. Silva ..........................................................     8,500
W. Giles ..........................................................    15,000
J. Tomaszewski ....................................................    23,375
All executive officers and
   directors as a group ...........................................   158,079(5)

--------------
(1) The shares listed include shares of restricted stock as follows: Mr. Axelrod, 48,387, Mr. Beekman, 700, Mr. Conaway, 700, Mr. Goldstein, 700, Mr. Silverstein, 14,063, Mr. Scullin, 8,438, Mr. Silva, 5,625, and Mr. Giles, 5,625, and all directors and executive officers as a group, 84,238.

(2) The shares listed include shares subject to currently exercisable stock options as follows: Mr. Axelrod, 21,338, Mr. Beekman, 1,925, Mr. Conaway, 1,925, Mr. Goldstein, 1,925, Mr. Silverstein, 3,750, Mr. Silva, 1,000, Mr. Giles, 7,500 and Mr. Tomaszewski, 18,750, and all directors and executive officers as a group, 39,363.

(3) Includes 200 shares held by Mr. Axelrod's minor children, as to which shares Mr. Axelrod disclaims beneficial ownership.

(4) Includes 500 shares held by Mr. Scullin's minor child and 1,000 shares held by Mr. Scullin's spouse, as to which shares Mr. Scullin disclaims beneficial ownership.

(5) Excludes 200 shares of restricted stock and options to purchase 3,000 shares granted to Mr. Compton on March 16, 1998, the date he was elected to the Board of Directors of the Company.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports regarding ownership of the Company's Common Stock with the Securities and Exchange Commission, and to furnish the Company with copies of all such filings. Based on a review of these filings, the Company believes all such filings were timely made.

                              INDEPENDENT AUDITORS

      The Board of Directors has selected KPMG Peat Marwick LLP as the Company's independent auditors to make an examination of the accounts of the Company for the 1998 fiscal year. KPMG Peat Marwick LLP has served as the independent auditors of the Company since November 26, 1996. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and to make such statements as they may desire.

                SHAREHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING

      Any proposal of a shareholder intended to be presented at the Company's 1999 Annual Meeting of Shareholders must be received by the Secretary of the Company, for inclusion in the Company's Proxy Statement, Notice of Meeting and Proxy relating to the 1999 Annual Meeting, not later than December 3, 1998.

      The Company's Bylaws establish an advance written notice procedure for shareholders seeking to nominate candidates for election as directors at any Annual Meeting of Shareholders, or to bring business before an Annual Meeting of Shareholders of the Company. The Bylaws provide that only persons who are nominated by, or at the direction of, the Board, or by a shareholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Bylaws also provide that at any meeting of shareholders only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board or, in the case of an Annual Meeting of Shareholders, by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before such meeting. Under the Bylaws, for any such shareholder notice to be timely, such notice must be received by the Company in writing not less than 60 days nor more than 90 days prior to the meeting, or in the event that less than 70 days' notice or prior public disclosure of the date of the Annual Meeting is given or made to shareholders, to be timely, notice by the shareholder must be received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Under the Bylaws, a shareholder's notice must also contain certain information specified in the Bylaws.

                                  ANNUAL REPORT

      A copy of the Company's Annual Report has been mailed to all shareholders of record. Shareholders, upon written request to the Investor Relations Department of the Company, 6 Brighton Road, Clifton, New Jersey 07015, may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including the financial statements and financial statement schedules, required to be filed with the Securities and Exchange Commission for the 1997 fiscal year.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the Company knows of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. Proxies in the enclosed form will be voted in respect of any other business that is properly brought before the Annual Meeting as recommended by the Board of Directors or, if no such recommendation is given, in the discretion of the proxy holders.

                                     PROXY

                             LINENS 'N THINGS, INC.

                                  May 5, 1998

         This Proxy is Solicited on Behalf of the Board of Directors of
                             Linens 'n Things, Inc.

      The undersigned hereby appoints Brian D. Silva and Denise Tolles, and each or either of them, with power of substitution, proxies for the undersigned and authorizes each of them to represent and vote, as designated, all of the shares of stock of Linens 'n Things, Inc. (the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company's headquarters at 6 Brighton Road, Clifton, New Jersey on May 5, 1998 and at any adjornments or postponements of such meeting.

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1. PLEASE VOTE PROMPTLY.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE        -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

|X| Please mark
    vote as in
    this example.


1. ELECTION OF ONE DIRECTOR

   To elect Stanley P. Goldstein as Director for a three-year term.

                  FOR            WITHHELD
                  |_|              |_|

                           MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT    |_|

                                        Please  sign  exactly  as  your  name or
                                        names  appear  hereon.  When  signing as
                                        attorney,    executor,    administrator,
                                        trustee or guardian, please give your full title as such. If a corporation, please print the full corporate name and sign by president or other authorized officer. If a partnership, please print the full partnership name and sign by authorized person.

Signature: _______________ Date: ______ Signature: _______________ Date: _______